SCHEDULE 14C
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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GREENSHIFT CORPORATION
(Name of Registrant as Specified In Its Charter)

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GREENSHIFT CORPORATION
One Penn Plaza, Suite 1612
New York, New York 10119

INFORMATION STATEMENT

To the Holders of Our Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of GreenShift Corporation has given its written consent to a resolution adopted by the Board of Directors of GreenShift to amend the articles of incorporation so as to effect a reverse split of GreenShift’s common stock at any time prior to December 31, 2010  at one of seven ratios:  1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-10, 1-for-20, or 1-for-50, as selected by the Board of Directors in its sole discretion.  We anticipate that this Information Statement will be mailed on June __, 2010 to shareholders of record.

The Board of Directors approved the amendment primarily in order to comply with GreenShift’s agreements with its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global. The Board of Directors anticipates that in the near future GreenShift will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments.  Although GreenShift’s ambition is to satisfy its debt to YA Global in cash deriving from one or more potential future financing transactions, it is necessary that this default be cured in the meantime.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, GreenShift will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to GreenShift’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

June ___, 2010	KEVIN KREISLER, Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on June 4, 2010 (the “Record Date”).  The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.  Each share of Series B Preferred Stock is entitled to 25 votes.  The holders of the Series D shares are entitled to a portion of the aggregate voting power equal to 80% multiplied by a fraction, the numerator of which is the number of outstanding Series D shares and the denominator of which is 1,000,000.

Security	Authorized	Outstanding	Voting Power
Common Stock	20,000,000,000	13,608,278,721	13,608,278,721
Series B Preferred Stock	2,865,333	2,519,219	62,980,475
Series D Preferred Stock	1,000,000	978,959	49,378,515,543

The following table sets forth information regarding the voting stock beneficially owned by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of June 4, 2010.

Name and Address(1) Of Beneficial Owner	Common	% of Class	Series B Preferred	% of Class	Series D Preferred	% of Class	Percentage of Voting Power
Kevin Kreisler(2)	1,486,391	0.01%	--	--	791,459	80.85%	63.32%
David Winsness(3)	976,667	0.01%	360,933	12.45%	--	--	0.09%
Greg Barlage(3)	1,088,043	0.01%	356,478	12.30%	--	--	0.09%
Ed Carroll(3)	1,670,435	0.02%	393,183	13.56%	187,500	19.15%	15.00%
Richard Krablin(3)	585,217	0.01%	376,183	12.99%	--	--	0.09%
Officers and Directors as a Group (5 persons)	5,806,753	0.06%	1,487,186	51.30%	978,959	100%	78.60%

(1)	The address of each shareholder is c/o GreenShift Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

(2)	All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

(3)	Shares of Company Series B Preferred Stock are convertible at the fixed rate of 1 Series B Share to 25 Company common shares.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

On June 4, 2010, GreenShift’s Board of Directors approved an amendment to GreenShift’s Certificate of Incorporation declaring advisable an amendment to our certificate of incorporation to effect a reverse split of GreenShift’s common stock (the “Reverse Split”).  On the same date the holder of a majority of the voting power of the outstanding voting stock gave its written consent to the amendment.  The Board and the majority shareholder approved the amendment in order to comply with GreenShift’s agreements with its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global.

The Reverse Stock Split will permit (but not require) the Board of Directors to effect a reverse stock split of our common stock at any time prior to December 31, 2010 at one of seven reverse split ratios, 1-for-2, 1-for-3, 1-for-4, 1-for-5, 1-for-10, 1-for-20, or 1-for-50, as selected by the board of directors in its sole discretion. We believe that leaving the ratio to the discretion of the board of directors (provided that it is one of the seven proposed ratios) will provide GreenShift with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In selecting a ratio, if any, the board of directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;
•	the number of shares of our common stock that would be outstanding if all derivative securities were converted or exchanged for the common stock in accordance with their terms;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock; and
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs.

The board of directors reserves its right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that this proposal is no longer in the best interests of GreenShift and its stockholders.

Depending on the ratio for the Reverse Stock Split selected by the board of directors, two, three, four, five, ten, twenty or fifty shares of existing common stock, as determined by the board of directors, will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio selected by the board of directors. The amendment to the restated certificate of incorporation that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the board of directors to be in the best interests of stockholders and all of the other proposed amendments at different ratios will be abandoned.

The Reverse Stock Split would become effective upon the filing and effectiveness (the Effective Time) of a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the Reverse Stock Split will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to GreenShift and its stockholders. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment, the board of directors, in its sole discretion, determines that it is no longer in GreenShift’s best interests and the best interests of its stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2010, the board of directors will abandon the Reverse Stock Split.

At the June 4, 2010 Record Date, 13,608,278,721 of the currently authorized 20,000,000,000 common shares were issued and outstanding.  During the past six months, the holders of GreenShift’s outstanding convertible debentures have converted into more than four billion shares of common stock.  The Board of Directors anticipates that conversions will continue, and that the full 20,000,000,000 authorized shares will be outstanding in the foreseeable future.  The effect of the Reverse Stock Split will be to increase the number of shares available for issuance.

The Board of Directors and the majority shareholder have approved the amendment to the certificate of incorporation in order to provide GreenShift with flexibility in pursuing its long-term business objectives.  The primary reason for the reverse split and increase is the requirement contained in GreenShift’s agreements with YA Global to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by GreenShift to YA Global. Additional reasons for the reverse split and increase include:

➢
Management plans in the future to pursue opportunities to obtain the capital in order to fully implement GreenShift’s business plan.  A reserve of common shares available for issuance from time-to-time will enable GreenShift to entertain a broad variety of financing proposals.

➢
Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

➢	There are additional outstanding debentures issued by GreenShift that are convertible, at the instance of the debt-holders, into GreenShift common stock.
Management has not entered into any commitment to issue any shares except upon conversion of the outstanding debentures. The following table shows the derivative securities outstanding on June 11, 2010 that may result in the issuance of more than 1,000,000 common shares:

Derivative Security	Creditor	Issue Date	Original Principal	Outstanding Principal	Shares Issuable
A&R Convertible Debenture	YA Global Investments, L.P.	12/2009	$42,727,603	$31,708,196	231,712,200,000	(1)
Related Party Debenture	Minority Interest Fund (II), LLC	12/2008	$4,779,767	$4,779,767	26,554,231,111	(2)
Options		Various		–	996,629	(3)
					258,267,457,740
________________________
(1)
The principal amount and accrued interest on the A&R Convertible Debentures issued to YA  Global Investments, L.P. (“YA Global”), are convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company’s common stock for the 20 days prior to conversion.  The A&R Convertible Debentures accrue interest at 6% per annum and are due March 31, 2011. At a conversion rate of $0.0002 on June 11, 2010, the A&R Convertible Debentures could be converted into 231,712,200,000 common shares.

(2)
The principal amount and accrued interest on the unsecured Related Party Debenture issued to Minority Interest Fund (II), LLC (“MIF”), is convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company’s common stock for the 20 days prior to conversion. The Related Party Debenture accrues interest at 20% per annum and is due December 31, 2010. The Related Party Debenture includes a number of debentures issued between December 31, 2008 and December 31, 2009. At a conversion rate of $0.0002 on June 11, 2010, the Related Party Debentures could be converted into 26,554,231,111 common shares.

(3)	There are employee stock options that were issued and unexercised for 996,629 shares with a weighted average exercise price of $5.00.

All of the foregoing derivative securities are currently exercisable, and the notes and debentures will remain exercisable until satisfied.  In the event that any of the foregoing derivative securities were converted or exercised, GreenShift would not be able to issue the requisite common stock, and would be in default, unless the number of common shares available for issuance is increased.  Conversion of those debentures would improve GreenShift’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing.  However, conversion would also dilute the interest of current shareholders in the equity in GreenShift.  The additional authorized common stock is necessary to accommodate those conversions, should they occur.

The amendment of the Certificate of Incorporation will increase the number of common shares available for issuance by the Board of Directors.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of GreenShift’s shareholders.  Delaware law requires that the Board use its reasonable business judgment to assure that GreenShift obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in GreenShift.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the current market value of GreenShift common stock.

The amendment of the Certificate of Incorporation is not being done for the purpose of impeding any takeover attempt, and Management is not aware of any person who is acquiring or plans to acquire control of GreenShift.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of GreenShift.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make GreenShift unattractive to the party seeking control of GreenShift.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Reverse Split Procedures; Fractional Shares

On the Effective Date of any reverse split, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of post-reverse common stock (“New Common Stock”).  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split common stock and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock.  The name and address of the Transfer Agent are:

American Stock Transfer & Trust Co.
6201 15th Avenue
Brooklyn, NY 11219
718-921-8293
To avoid the existence of fractional shares of our common stock, a stockholder who would otherwise hold a fractional share as a result of the Reverse Stock Split will be entitled to receive one full share of common stock in lieu of such fractional shares upon surrender of their stock certificates to our transfer agent.

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to increase the authorized capital stock.

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